Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of MYOS Corporation on Form S-3 (No. 333-199392) of our report dated March 28, 2014, on our audit of the consolidated financial statements as of December 31, 2013 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 27, 2015.

Seligson & Giannattasio, LLP

White Plains, New York

March 27, 2015